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                                                                 Exhibit 99.1


Contact: Clete T. Brewer, Chairman and Chief Executive Officer Terry C. Bellora, Chief Financial Officer
                    Edgewater Technology, Inc.
                    (501) 973-6084

                    Lekha Rao
                    Brunswick Group
                    (212) 333-3810

     Edgewater Technology, Inc. Announces The Sale Of Its Strategic Legal
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         Resources Division And Discusses Its Share Repurchase Program
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Fayetteville, Ark - September 25, 2000 - Edgewater Technology, Inc. (NASDAQ:
EDGW, www.edgewater.com, the "Company"), today announced the sale of all of the
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outstanding stock of its Strategic Legal Resources subsidiary, its legal staffing division, to a company owned by a group of investors including MidMark Capital II, L.P. and Edwardstone & Company for $13.25 million, of which $4.25 million is represented by a promissory note payable in 120 days.

In 1999, Strategic Legal Resources recorded revenues of $17.1 million, operating income of $0.9 million and EBITDA of $2.1 million before unallocated corporate expenses of $0.6 million. During the first half of 2000, Strategic Legal Resources recorded revenues of $10.6 million, an operating loss of $0.3 million and EBITDA of $1.0 million before unallocated corporate expenses of $0.5 million.

Clete T. Brewer, Chairman and Chief Executive Officer, commented, "We are pleased to announce the sale of Strategic Legal Resources. Including the proceeds from this transaction, we currently have approximately $100 million in cash and no debt. Since the July 2000 stock repurchase authorization and subject to applicable limitations, the Company has repurchased 943,000 shares of its common stock. We will continue to focus our energy on building Edgewater, our award-winning eSolutions company, which has the reputation for high quality and innovative solutions in the fast growing technology sector."

About The Company
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Edgewater Technology, Inc., formerly known as StaffMark, Inc., is a holding company which owns a portfolio of business service brands. Its primary brand is Edgewater Technology, a national full-service provider of tailored Internet-centric solutions, which assists clients through proven methodologies, including eStrategy, eSolutions and Internet Outsourcing. Edgewater Technology,

Inc.'s other specialty platforms are IntelliMark (information technology staffing and solutions) and ClinForce (clinical trials support services). Find more information at www.edgewater.com.
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